Exhibit 99.1

Tejon Ranch Company Announces

Appointment of New President & CEO

Diversified real estate and agribusiness company selects real estate and resort development veteran Matthew Walker as next leader

FOR IMMEDIATE RELEASE	CONTACT: Nick Ortiz
February 11, 2025	Cell: (661) 331-0313
Email: nortiz@tejonranch.com

Tejon Ranch, CA – (Tuesday, February 11, 2025) Today, the Board of Directors for the Tejon Ranch Company (NYSE: TRC) announced the unanimous selection of Matthew (Matt) Walker as the company’s next President and CEO. Walker will join the company as of March 6, 2025 as a Chief Operating Officer, becoming President & CEO as of March 31, 2025. Walker succeeds Gregory S. Bielli, who previously announced his retirement in March of 2024, after joining the company in 2013. Walker’s selection capstones a nationwide search led by an ad-hoc committee of the company’s Board of Directors.

Mr. Walker comes to Tejon Ranch following a distinguished 24-year career at Los Angeles-based real estate firm Lowe Enterprises. Walker currently serves as Executive Vice President and Shareholder at Lowe, overseeing the firm’s hospitality and resort community platform. Originally trained as an architect, his extensive real estate experience includes resort and residential development, residential sales and marketing, master planned community entitlement and development, as well as resort value add investment and expansion. Walker also brings experience in capital development and joint venture formation. Most importantly, over the course of his career, Walker has cultivated projects which are authentic to their place and create lasting loyalty from residents and guests.

Prior to joining Lowe, Mr. Walker held positions at several architectural firms. Walker earned a Bachelor of Architecture from Cornell University and a Master of Business Administration from the UCLA Anderson School of Management.

“I’m honored to join Tejon Ranch Company as their next Chief Executive,” said Walker. “Tejon Ranch is more than a piece of land; it represents the state’s true balance of conservation and economic opportunity. As a fifth generation Californian, I’ve long been fascinated by this legacy property, and I firmly believe that the responsible development of Tejon Ranch is integral to the future success of California. Tejon Ranch will provide desperately needed jobs, housing and economic development opportunities to Southern California. I’m excited by the opportunity to work with our Board, management team and partners to power growth potential. By building on the success that is the Tejon Ranch Commerce Center and making progress on the company’s three additional master planned communities, Tejon Ranch is well positioned to unlock value for shareholders.”

Norman Metcalfe, Chairman of the Board said, “I’m very pleased to welcome Matt to the Tejon Ranch Company. Matt joins at a pivotal time for the company, and his unique development background – along with his skills at creating immersive guest and consumer experiences – will be crucial to the next phase of the company’s growth. Matt’s fresh perspective, combined with the experienced leadership team, will ensure the company can continue to monetize our landholdings, plan for the future and drive shareholder value.”

Continued Metcalfe, “I’d like to thank Greg Bielli for his tenure and contributions to Tejon Ranch Company. Under Greg’s leadership the company developed and opened the Outlets at Tejon, continued developing and expanding the Tejon Ranch Commerce Center, envisioned and developing the first residential community on the ranch, Terra Vista at Tejon, secured entitlement approvals and entitlement amendments for the Grapevine, Mountain Village and Centennial master planned communities, and engaged in key local, regional and state and civic economic development initiatives.”

Bielli will retire as President & CEO on March 31, 2025. Bielli will continue to serve as an executive advisor and as a Director on the Tejon Ranch Board.

“I’m delighted to hand the reins over to a professional of Matthew Walker’s caliber,” said Gregory Bielli, Tejon’s current President & CEO. “His background and skills are important to advancing the company’s goals. As I look back fondly on my time at Tejon, it’s been an honor to lead this team of talented professionals and grow the economic base for our shareholders.”

Tejon Ranch is poised for future growth, capitalizing on the success of the Tejon Ranch Commerce Center – including the impending completion of the first units of the company’s multifamily development, Terra Vista – to guide the future development of the company’s three additional master planned communities.

-##-

About Tejon Ranch Company (NYSE: TRC)

Tejon Ranch Company is a diversified real estate development and agribusiness Company whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield. For more information on the Company, please go to www.tejonranch.com.